HERSHA HOSPITALITY TRUST

510 Walnut Street | 9th Floor

Philadelphia | PA | 19106

p. 215.238.1046 | f. 215.238.0157

hersha.com

HERSHA HOSPITALITY TRUST ANNOUNCES

THIRD QUARTER 2016 RESULTS

- Net Income of $3.6 Million, or $0.08 Per Share -

-  Comparable Portfolio RevPAR Growth of 3.4% -

- Authorizes Additional $100 Million Share Repurchase Plan -

- On Track to Close $825 Million of Dispositions -

Philadelphia, PA, October 25, 2016 -- Hersha Hospitality Trust (NYSE: HT) (“Hersha” or the “Company”), owner of upscale hotels in urban gateway markets, today announced results for the third quarter ended September 30, 2016.

Third Quarter 2016 Financial Results

Net income applicable to common shareholders was $3.6 million, or $0.08 per diluted common share, in third quarter 2016, compared to net income applicable to common shareholders of $10.6 million, or $0.22 per diluted common share, in third quarter 2015.  The decrease in third quarter 2016 net income was primarily the result of reduced income from the Company’s unconsolidated joint venture investments, partially offset by interest expense savings from the Company’s refinancing activities.

Adjusted Funds from Operations (“AFFO”) per diluted common share and unit of limited partnership interest in Hersha Hospitality Limited Partnership (“OP Unit”) was $0.72 in third quarter 2016, a 7.5% increase from AFFO of $0.67 per diluted common share and OP Unit reported in third quarter 2015.  AFFO in third quarter 2016 decreased $671,000 to $32.6 million, compared to $33.3 million in third quarter 2015.

The Company’s weighted average diluted common shares and OP Units outstanding were approximately 45.0 million as of September 30, 2016, compared to approximately 49.9 million as of September 30, 2015.  See tables later in this press release for a discussion and reconciliation of net income to certain non-GAAP financial measures, including adjusted earnings before interest, taxes, depreciation and amortization (“Adjusted EBITDA”), funds from operations (“FFO”) and AFFO, as well as a discussion of Hotel EBITDA.

Mr. Jay H. Shah, Hersha’s Chief Executive Officer, stated, “During the third quarter, the Company delivered strong operating results from our carefully differentiated hotel portfolio, and continued to execute on our capital recycling and value creation initiatives from earlier in the year. Comparable portfolio RevPAR increased 3.4%, driven by continuing outperformance in Philadelphia, California and Washington, DC.  Excluding the Company’s New York City portfolio, which continues to absorb new supply, our comparable portfolio delivered 6.4% RevPAR growth.  Proactive asset and revenue management strategies, combined with cost cutting initiatives undertaken by our operator resulted in a 20 basis point increase in comparable EBITDA margins to 37.5%.    As we look towards the remainder of 2016 and into 2017, we believe our rooms-focused hotel portfolio is positioned to outperform.  While markets such as Manhattan and Miami continue to encounter headwinds, our market leading hotels in Washington, DC, Boston and California will benefit from strong market fundamentals and will drive profitability and free cash flow growth.”

Mr. Shah continued, “The Company continues to position itself to leverage opportunities in the current market.  We utilized proceeds from the sale of a New York City portfolio to the Cindat joint-venture to acquire The Envoy in Boston’s dynamic Seaport Innovation District in July, and recently closed on the newly built, high-quality Courtyard in Sunnyvale, California.  These purchases, combined with previously closed acquisitions in Northern California and Washington, DC, fully offset over $167.7 million of taxable gains from our transformative New York City transaction.  Additionally, we announced agreements to sell 8 suburban hotels in three separate transactions and expanded the Company’s unsecured borrowing capacity to $1.0 billion, optimizing our balance sheet and providing financial flexibility to execute our business plan.  Across the last 5 years, the Company has sold 55 stabilized hotels for $1.3 billion, while acquiring $1.1 billion of higher growth upscale and lifestyle hotels in our core strategic markets.”

Third Quarter 2016 Operating Results

The best performing market during the third quarter was the Philadelphia portfolio, which reported 19.2% revenue per available room (“RevPAR”) growth.  The Company’s California and Washington, DC portfolios reported 8.4%, and 5.9% RevPAR growth, respectively.

RevPAR at the Company's 43 comparable hotels increased 3.4% to $179.92 in third quarter 2016.  The Company’s average daily rate (“ADR”) for the comparable hotel portfolio increased 2.2% to $207.29, while occupancy increased 99 basis points to 86.8%. Hotel EBITDA margins for the comparable hotel portfolio increased 20 bps to 37.5% primarily driven by increases in ADR.  Excluding Hyatt Union Square and The Sanctuary Beach Resort, which reported disproportionate margin deterioration due to renovations in connection with the re-concepting of the restaurant and beverage outlets, the Company’s comparable EBITDA margins increased 100 basis points.

510 Walnut Street 9th Floor | Philadelphia, PA  19106 | p. 215.238.1046 | f. 215.238.0157                           Page | 2

New York City and Manhattan

The New York City hotel portfolio, which includes the five boroughs, consisted of 10 hotels as of September 30, 2016.  The Company’s comparable New York City hotel portfolio reported robust 93.0% occupancy.  RevPAR decreased 3.9% to $220.36 due to a 1.3% ADR decline to $237.01, as new supply continued to impact rate growth.

The Manhattan hotel portfolio consisted of 7 hotels as of September 30, 2016.  The Company’s comparable Manhattan hotel portfolio reported 92.4% occupancy, reflecting the demand resiliency characteristic of the Manhattan market.  RevPAR declined 5.5% to $239.20 as new supply hindered rate growth, driving a 2.2% ADR decline to $258.76.  The Company’s Manhattan portfolio reported Gross Operating Profitability (“GOP”) and EBITDA margins of 52.7% and 38.9%, respectively.

Financing

In August, the Company closed on a new $200 million Senior Unsecured Term Loan (the “Term Loan”).  The new Term Loan, together with the Company’s existing term loans and revolving line of credit, expanded the Company’s senior unsecured borrowing capacity from $800 million to $1.0 billion.  The Term Loan’s interest rate is based on a pricing grid with a range of 145 to 220 basis points over LIBOR, based on the Company’s leverage ratio, and matures in 5 years.

As of September 30, 2016, the Company maintained significant financial flexibility with approximately $136 million of cash and cash equivalents and full capacity on the Company’s senior unsecured credit facility.  As of September 30, 2016, 45.0% of the Company’s consolidated debt was fixed rate debt or hedged through interest rate swaps and caps.  The Company’s total consolidated debt had a weighted average interest rate of approximately 3.4% and a weighted average life-to-maturity of approximately 3.8 years.

Acquisitions

In July, the Company acquired the fee simple 136-room Envoy hotel in Boston for $112.5 million.   The Envoy’s location straddles downtown Boston and the Seaport, proximate to significant and diverse corporate demand generators in Boston’s Financial District and the flourishing Seaport Innovation District.

Dispositions

In July, the Company entered into a definitive agreement to sell the 125-room Residence Inn in Framingham, MA and the 96-room Residence Inn in Norwood, MA for a combined $47.0 million, or approximately $213,000 per key.  The sale is anticipated to close in November, subject to customary closing conditions.

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In September, the Company announced a definitive agreement to sell a 5-hotel suburban portfolio totaling 757 rooms for $185.0 million, or $244,000 per key.  Based upon the sales price and debt payoffs, the Company anticipates approximately $105 million in net proceeds, with taxable gains on the sale approximating $78 million.  The portfolio sale is anticipated to close in early 2017, subject to customary closing conditions.

In addition, during September, the Company closed on the sale of the 100-room Hawthorn Suites in Franklin, MA for $8.9 million.

Subsequent Events

On October 20, 2016, the Company closed on the fee simple 145-room Courtyard by Marriott in Sunnyvale, CA for $75.0 million, or $517,200 per key.  The acquisition includes the assumption of $40.6 million in CMBS debt that matures in 2025.  The debt is interest only until August 2020, incurring interest at a fixed rate of 4.7%.  The purchase price reflects a 7.7% economic capitalization rate and a 12.2x EBITDA multiple for the full-year 2017.

Today, the Company signed a definitive agreement to purchase the fee simple 77-room Ambrose hotel in Santa Monica, CA.  The investment is expected to yield a 6.4% economic capitalization rate and a 14.2x EBITDA multiple for the full-year 2017.  Closing is expected by year-end 2016, subject to customary closing conditions.

Share Repurchase Activity

On October 3, 2016, the Company announced a new share repurchase program of up to $100 million of the Company’s outstanding common shares.  This new program commences upon completion of the Company’s existing $100 million share repurchase program, of which approximately $23.1 million remained available as of September 30, 2016 for repurchases of the Company’s outstanding common shares through the end of 2016.  The new repurchase program expires on December 31, 2017, unless extended by the Board of Trustees.

In the third quarter, the Company repurchased approximately 534,000 common shares for an aggregate repurchase price of $9.9 million. Year-to-date through September 30, 2016, the Company repurchased approximately 2.6 million common shares for an aggregate repurchase price of $49.0 million, which represents 5.9% of the Company common shares outstanding.

Dividends

Hersha paid a dividend of $0.4297 per Series C Preferred Share and $0.40625 per Series D Preferred Share for the third quarter ending September 30, 2016.  The preferred share dividends were paid October 17, 2016 to holders of record as of October 1, 2016.

The Company also declared quarterly cash dividends of $0.28 per common share and per OP Unit for the third quarter ended September 30, 2016. The common share dividend and OP Unit distribution were paid October 17, 2016 to holders of record as of October 3, 2016.

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2016 Outlook

Based on year-to-date performance through September 30, 2016, the Company is reaffirming its Comparable Property RevPAR Growth, Adjusted EBITDA, Adjusted FFO and Adjusted FFO per share guidance, while adjusting Net Income, Net Income per share and Comparable Property EBITDA Margin Growth outlooks.  The adjustment to Net Income and Net Income per Share is primarily a result of the allocation of residual income in the Cindat joint venture, and the timing of the Company’s fourth quarter dispositions, while the change to Comparable Property EBITDA Margin Growth is related to renovations in connection with restaurant re-concepting at two hotels.  Based on management’s current outlook and assumptions, the Company’s full-year 2016 operating expectations are as follows:

	Previous 2016 Outlook		Updated 2016 Outlook
($’s in millions except per share amounts)	Low	High	Low	High
Net Income	$99.0	$105.0	$94.0	$98.0
Net Income per share	$2.27	$2.41	$2.16	$2.25

Comparable Property RevPAR Growth	2.5%	3.5%	2.5%	3.5%
Comparable Property EBITDA Margin Growth	40 bps	60 bps	0 bps	40 bps

Adjusted EBITDA	$171.0	$177.0	$171.0	$177.0

Adjusted FFO	$109.0	$115.0	$109.0	$115.0
Adjusted FFO per share	$2.38	$2.51	$2.38	$2.51

Third Quarter 2016 Conference Call

The Company will host a conference call to discuss these results at 9:00 a.m. Eastern Time on October 26, 2016.  Hosting the call will be Mr. Jay H. Shah, Chief Executive Officer, Mr. Neil H. Shah, President and Chief Operating Officer, and Mr. Ashish Parikh, Chief Financial Officer.

A live audio webcast of the conference call will be available on the Company’s website at www.hersha.com.  The conference call can be accessed by dialing 1-888-576-4391 or 1-719-325-2187 for international participants.  A replay of the call will be available from 12:00 p.m. Eastern Time on Wednesday, October 26, 2016, through midnight Eastern Time on Wednesday, November 9, 2016. The replay can be accessed by dialing 1-877-870-5176 or 1-858-384-5517 for international participants. The passcode for the call and the replay is 2808076.  A replay of the webcast will be available on the Company’s website for a limited time.

510 Walnut Street 9th Floor | Philadelphia, PA  19106 | p. 215.238.1046 | f. 215.238.0157                           Page | 5

About Hersha Hospitality Trust

Hersha Hospitality Trust (HT) is a self-advised real estate investment trust in the hospitality sector, which owns and operates high quality upscale hotels in urban gateway markets. The Company's 56 hotels totaling 8,944 rooms are located in New York, Boston, Philadelphia, Washington, DC, Miami and select markets on the West Coast. The Company's shares are traded on The New York Stock Exchange under the ticker “HT”.

Non-GAAP Financial Measures

An explanation of Funds from Operations (“FFO”), AFFO, Earnings Before Interest, Taxes, Depreciation and Amortization (“EBITDA”), Adjusted EBITDA and Hotel EBITDA, as well as reconciliations of FFO, AFFO, EBITDA and Adjusted EBITDA to net income or loss, the most directly comparable U.S. GAAP measures, is included at the end of this release.

510 Walnut Street 9th Floor | Philadelphia, PA  19106 | p. 215.238.1046 | f. 215.238.0157                           Page | 6

Cautionary Statements Regarding Forward Looking Statements

Certain matters within this press release are discussed using “forward-looking statements” within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, and, as such, may involve known and unknown risks, uncertainties and other factors that may cause the actual results or performance to differ from those projected in the forward-looking statements. These forward-looking statements may include statements related to, among other things: the Company’s 2016 outlook for net income attributable to common shareholders, net income per weighted average common share and OP Units outstanding, Adjusted EBITDA, AFFO, AFFO per weighted average common share and OP Unit outstanding, consolidated and comparable RevPAR growth and consolidated and comparable EBITDA margin growth, economic and other assumptions underlying the Company’s 2016 outlook and assumptions regarding economic growth, labor markets, real estate values and the economic vibrancy of our target markets, the Company’s ability to grow operating cash flow, leverage rate-driven revenue growth, return capital to its shareholders, whether in the form of increased dividends or otherwise, the Company’s ability to match or outperform its competitors’ performance, the ability of the Company’s hotels to achieve stabilized or projected revenue, the stability of the lodging industry and the markets in which the Company’s hotel properties are located, the Company’s ability to generate internal and external growth, the Company’s ability to increase margins, including hotel EBITDA margins, the Company’s ability to close on pending transactions on the terms it expects, if at all, , and the Company’s ability to achieve its forecasted stabilization rates. Forward-looking statements are neither historical facts nor assurances of future performance. Instead, they are based only on the Company’s current beliefs, expectations and assumptions regarding the future of its business, future plans and strategies, projections, anticipated events and trends, the economy and other future conditions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict and many of which are outside of the Company’s control. The Company’s actual results and financial condition may differ materially from those indicated in the forward-looking statements contained in this press release. Therefore, you should not rely on any of these forward-looking statements.  For a description of factors that may cause the Company’s actual results or performance to differ from its forward-looking statements, please review the information under the heading “Risk Factors” included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2015 filed by the Company with the Securities and Exchange Commission (“SEC”) and other documents filed by the Company with the SEC from time to time.  All information provided in this press release, unless otherwise stated, is as of October 25, 2016, and the Company undertakes no duty to update this information unless required by law.

510 Walnut Street 9th Floor | Philadelphia, PA  19106 | p. 215.238.1046 | f. 215.238.0157                           Page | 7

HERSHA HOSPITALITY TRUST
Balance Sheet (unaudited)
(in thousands, except shares and per share data)

	September 30, 2016	December 31, 2015
Assets:
Investment in Hotel Properties, Net of Accumulated Depreciation, Including Consolidation of Variable Interest Entity Assets of $0 and $82,787	$1,651,437	$1,831,119
Investment in Unconsolidated Joint Ventures	11,958	10,316
Cash and Cash Equivalents	135,960	27,955
Escrow Deposits	14,397	19,204
Hotel Accounts Receivable, Net of Allowance for Doubtful Accounts of $95 and $12	8,585	9,465
Due from Related Parties	12,040	6,243
Intangible Assets, Net of Accumulated Amortization of $4,211 and $3,951	16,646	13,389
Deposits on Hotel Acquisitions	4,000	5,000
Other Assets	37,992	39,958
Hotel Assets Held for Sale	123,353	-
Total Assets	$2,016,368	$1,962,649

Liabilities and Equity:
Line of Credit	$-	$27,000
Unsecured Term Loan, Net of Unamortized Deferred Financing Costs	609,274	547,780
Unsecured Notes Payable, Net of Unamortized Deferred Financing Costs	50,565	50,525
Mortgages Payable, Net Unamortized Premium and Unamortized Deferred Financing Costs, and Consolidation of Variable Interest Entity Debt of $0 and $52,509	350,933	544,659
Accounts Payable, Accrued Expenses and Other Liabilities	58,278	59,226
Dividends and Distributions Payable	16,150	16,515
Due to Related Parties	-	8,789
Liabilities Related to Hotel Assets Held for Sale	51,428	-
Deferred Gain on Disposition of Hotel Assets	81,334	-
Total Liabilities	$1,217,962	$1,254,494

Equity:
Shareholders' Equity:
Preferred Shares: $.01 Par Value, 29,000,000 Shares Authorized, 3,000,000 Series C and 7,700,000 Series D Shares Issued and Outstanding at September 30, 2016 and 4,600,000 Series B and 3,000,000 Series C Shares Issued and Outstanding at December 31, 2015, with Liquidation Preferences of $25 Per Share	$107	$76
Common Shares: Class A, $0.01 Par Value, 75,000,000 and 300,000,000 Shares Authorized at September 30, 2016 and December 31, 2015 respectively, 41,917,238 and 44,457,368 Shares Issued and Outstanding at September 30, 2016 and December 31, 2015, respectively	419	444
Common Shares: Class B, $0.01 Par Value, 1,000,000 Shares Authorized, None Issued and Outstanding at September 30, 2016 and December 31, 2015	-	-
Accumulated Other Comprehensive Loss	(534)	(466)
Additional Paid-in Capital	1,104,159	1,086,259
Distributions in Excess of Net Income	(345,905)	(408,274)
Total Shareholders' Equity	758,246	678,039

Noncontrolling Interests:
Noncontrolling Interests - Common Units and LTIP Units	40,160	31,876
Noncontrolling Interests - Consolidated Variable Interest Entity	-	(1,760)
Total Noncontrolling Interests	40,160	30,116

Total Equity	798,406	708,155

Total Liabilities and Equity	$2,016,368	$1,962,649

510 Walnut Street 9th Floor | Philadelphia, PA  19106 | p. 215.238.1046 | f. 215.238.0157                           Page | 8

HERSHA HOSPITALITY TRUST
Summary Results (unaudited)
(in thousands, except shares and per share data)
	Three Months Ended		Nine Months Ended
	September 30, 2016	September 30, 2015	September 30, 2016	September 30, 2015
Revenues:
Hotel Operating Revenues	$120,515	$124,488	$354,991	$347,176
Other Revenue	92	27	192	81
Total Revenues	120,607	124,515	355,183	347,257

Operating Expenses:
Hotel Operating Expenses	66,779	66,373	198,397	187,862
Hotel Ground Rent	891	768	2,676	2,223
Real Estate and Personal Property Taxes
and Property Insurance	7,307	9,099	24,412	25,591
General and Administrative	3,886	3,385	11,462	9,961
Share Based Compensation	1,514	1,411	5,793	4,605
Acquisition and Terminated Transaction Costs	170	146	1,733	454
Depreciation and Amortization	18,704	18,814	57,259	55,395
Total Operating Expenses	99,251	99,996	301,732	286,091

Operating Income	21,356	24,519	53,451	61,166

Interest Income	95	45	219	144
Interest Expense	(10,425)	(11,067)	(33,927)	(32,390)
Other Expense	(125)	(9)	(864)	(334)
(Loss) Gain on Disposition of Hotel Properties	(437)	-	94,839	-
Gain (Loss) on Debt Extinguishment	15	(324)	(1,076)	(546)
Income before Income from Unconsolidated Joint Venture Investments and Income Taxes	10,479	13,164	112,642	28,040

(Loss) Income from Unconsolidated Joint Venture Investments	(3,717)	608	(2,410)	860

Income before Income Taxes	6,762	13,772	110,232	28,900

Income Tax Benefit	1,443	631	4,513	740

Net Income	8,205	14,403	114,745	29,640

Income Allocated to Noncontrolling Interests	(211)	(244)	(4,273)	(206)
Preferred Distributions	(4,417)	(3,589)	(12,006)	(10,767)
Extinguishment of Issuance Costs Upon
Redemption of Series B Preferred Shares	-	-	(4,021)	-

Net Income Applicable to Common Shareholders	$3,577	$10,570	$94,445	$18,667

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Earnings per Share:
BASIC
Net Income Applicable to Common Shareholders	$0.08	$0.22	$2.17	$0.38

DILUTED
Net Income Applicable to Common Shareholders	$0.08	$0.22	$2.14	$0.37

Weighted Average Common Shares Outstanding:
Basic	42,309,044	47,417,452	43,368,153	48,502,387
Diluted	42,745,864	47,909,549	43,869,293	49,035,700

Non-GAAP Measures

FFO and AFFO

The National Association of Real Estate Investment Trusts (“NAREIT”) developed Funds from Operations (“FFO”) as a non-GAAP financial measure of performance of an equity REIT in order to recognize that income-producing real estate historically has not depreciated on the basis determined under GAAP. We calculate FFO applicable to common shares and Common Units in accordance with the April 2002 National Policy Bulletin of NAREIT, which we refer to as the White Paper. The White Paper defines FFO as net income (loss) (computed in accordance with GAAP) excluding extraordinary items as defined under GAAP and gains or losses from sales of previously depreciated assets, plus certain non-cash items, such as loss from impairment of assets and depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures. Our interpretation of the NAREIT definition is that non-controlling interest in net income (loss) should be added back to (deducted from) net income (loss) as part of reconciling net income (loss) to FFO. Our FFO computation may not be comparable to FFO reported by other REITs that do not compute FFO in accordance with the NAREIT definition, or that interpret the NAREIT definition differently than we do.

The GAAP measure that we believe to be most directly comparable to FFO, net income (loss) applicable to common shareholders, includes loss from the impairment of certain depreciable assets, our investment in unconsolidated joint ventures and land, depreciation and amortization expenses, gains or losses on property sales, non-controlling interest and preferred dividends. In computing FFO, we eliminate these items because, in our view, they are not indicative of the results from our property operations.  We determined that the loss from the impairment of certain depreciable assets, including investments in unconsolidated joint ventures and land, was driven by a measurable decrease in the fair value of certain hotel properties and other assets as determined by our analysis of those assets in accordance with applicable GAAP.  As such, these impairments have been eliminated from net income (loss) to determine FFO.

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Hersha also presents Adjusted Funds from Operations (AFFO), which reflects FFO in accordance with the NAREIT definition further adjusted by:

•	adding back non-cash share based compensation expense;
•	adding back acquisition and terminated transaction expenses;
•	adding back contingent considerations;
•	adding back amortization of deferred financing costs;
•	adding back adjustments for the amortization of discounts and premiums;
•	adding back write-offs of deferred financing costs on debt extinguishment, both for consolidated and unconsolidated properties;
•	adding back straight-line amortization of ground lease expense and prior period tax assessment expenses; and
•	adding back unconsolidated joint venture management company transaction costs and state and local tax expense related to prior period assessment.

FFO and AFFO do not represent cash flows from operating activities in accordance with GAAP and should not be considered an alternative to net income as an indication of the Company’s performance or to cash flow as a measure of liquidity or ability to make distributions. We consider FFO and AFFO to be meaningful, additional measures of our operating performance because they exclude the effects of the assumption that the value of real estate assets diminishes predictably over time, and because they are widely used by industry analysts as performance measures. We show both FFO from consolidated hotel operations and FFO from unconsolidated joint ventures because we believe it is meaningful for the investor to understand the relative contributions from our consolidated and unconsolidated hotels. The display of both FFO from consolidated hotels and FFO from unconsolidated joint ventures allows for a detailed analysis of the operating performance of our hotel portfolio by management and investors.  We present FFO and AFFO applicable to common shares and OP Units because our OP Units are redeemable for common shares.  We believe it is meaningful for the investor to understand FFO and AFFO applicable to all common shares and OP Units.

Certain amounts related to depreciation and amortization and depreciation and amortization from discontinued operations in the prior year FFO reconciliation have been recast to conform to the current year presentation.  In addition, based on guidance provided by NAREIT, we have eliminated loss from the impairment of certain depreciable assets, including investments in unconsolidated joint ventures and land, from net (income) loss to arrive at FFO in each year presented.  The following table reconciles FFO and AFFO for the periods presented to the most directly comparable GAAP measure, net income (loss) applicable to common shares, for the same periods:

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HERSHA HOSPITALITY TRUST
Funds from Operations (FFO) and Adjusted Funds from Operations (AFFO)
(in thousands, except shares and per share data)

	Three Months Ended		Nine Months Ended
	September 30, 2016	September 30, 2015	September 30, 2016	September 30, 2015

Net income applicable to common shares	$3,577	$10,570	$94,445	$18,667
Income allocated to noncontrolling interest	211	244	4,273	206
Loss (income) from unconsolidated joint ventures	3,717	(608)	2,410	(860)
Loss (gain) on disposition of hotel properties	437	-	(94,839)	-
Depreciation and amortization	18,704	18,814	57,259	55,395
Funds from consolidated hotel operations
applicable to common shares and Partnership units	26,646	29,020	63,548	73,408

(Loss) income from unconsolidated joint venture investments	(3,717)	608	(2,410)	860
Depreciation and amortization of difference between
purchase price and historical cost	(222)	119	(193)	360
Interest in depreciation and amortization
of unconsolidated joint ventures	7,359	1,022	11,399	3,795
Funds from unconsolidated joint venture operations
applicable to common shares and Partnership units	3,420	1,749	8,796	5,015

Funds from Operations applicable to common shares and Partnership units	30,066	30,769	72,344	78,423

Add:
Non-cash extinguishment of issuance costs upon redemption
of Series B Preferred Shares	-	-	4,021	-
Non-cash share based compensation expense	1,514	1,411	5,793	4,605
Acquisition and terminated transaction costs	170	146	1,733	454
Amortization of deferred financing costs	645	619	1,945	1,996
Interest in amortization of deferred financing costs of
unconsolidated joint venture	359	-	597	-
Amortization of discounts and premiums	(316)	(390)	(1,091)	(900)
Deferred financing costs and debt premium written off
in debt extinguishment	(15)	324	1,076	546
Straight-line amortization of ground lease expense	159	136	482	380
Unconsolidated joint venture management company
transition costs and state and local tax expense
related to reassessment of prior period assessment	-	238	-	238

Adjusted Funds from Operations	$32,582	$33,253	$86,900	$85,742

AFFO per Diluted Weighted Average Common Shares
and Partnership Units Outstanding	$0.72	$0.67	$1.89	$1.68

Diluted Weighted Average Common Shares
and Partnership Units Outstanding	44,987,721	49,857,085	46,030,381	50,929,643

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Adjusted EBITDA

Adjusted Earnings Before Interest, Taxes, and Depreciation and Amortization (EBITDA) is a non-GAAP financial measure within the meaning of the Securities and Exchange Commission rules. Our interpretation of Adjusted EBITDA is that EBITDA derived from our investment in unconsolidated joint ventures should be added back to net income (loss) as part of reconciling net income (loss) to Adjusted EBITDA. Our Adjusted EBITDA computation may not be comparable to EBITDA or Adjusted EBITDA reported by other companies that interpret the definition of EBITDA differently than we do. Management believes Adjusted EBITDA to be a meaningful measure of a REIT's performance because it is widely followed by industry analysts, lenders and investors and that it should be considered along with, but not as an alternative to, net income, cash flow, FFO and AFFO, as a measure of the Company's operating performance.

HERSHA HOSPITALITY TRUST
Adjusted EBITDA
(in thousands)
	Three Months Ended		Nine Months Ended
	September 30, 2016	September 30, 2015	September 30, 2016	September 30, 2015

Net income applicable to common shareholders	$3,577	$10,570	$94,445	$18,667
Income allocated to noncontrolling interest	211	244	4,273	206
Loss (income) from unconsolidated joint ventures	3,717	(608)	2,410	(860)
Loss (gain) on disposition of hotel properties	437	-	(94,839)	-
Non-operating interest income	(95)	(45)	(219)	(133)
Distributions to Preferred Shareholders	4,417	3,589	12,006	10,767
Interest expense	10,425	11,067	33,927	32,390
Extinguishment of issuance costs upon redemption
of Series B Preferred Shares	-	-	4,021	-
Income tax benefit	(1,443)	(631)	(4,513)	(740)
Deferred financing costs and debt premium
written off in debt extinguishment	(15)	324	1,076	546
Depreciation and amortization	18,704	18,814	57,259	55,395
Acquisition and terminated transaction costs	170	146	1,733	454
Non-cash share based compensation expense	1,514	1,411	5,793	4,605
Straight-line amortization of ground lease expense	159	136	482	380
Unconsolidated joint venture management company
transition costs and state and local tax expense related
to reassessment of prior period assessment	-	238	-	238

Adjusted EBITDA from consolidated hotel operations	41,778	45,255	117,854	121,915

(Loss) income from unconsolidated joint venture investments	(3,717)	608	(2,410)	860
Depreciation and amortization of difference between
purchase price and historical cost	(222)	119	(193)	360
Adjustment for interest in interest expense, depreciation
and amortization of unconsolidated joint ventures	9,164	2,539	17,003	8,222

Adjusted EBITDA from unconsolidated joint venture operations	5,225	3,266	14,400	9,442

Adjusted EBITDA	$47,003	$48,521	$132,254	$131,357

510 Walnut Street 9th Floor | Philadelphia, PA  19106 | p. 215.238.1046 | f. 215.238.0157                           Page | 13

Hotel EBITDA

Hotel EBITDA is a commonly used measure of performance in the hotel industry for a specific hotel or group of hotels. We believe Hotel EBITDA provides a more complete understanding of the operating results of the individual hotel or group of hotels. We calculate Hotel EBITDA by utilizing the total revenues generated from hotel operations less all operating expenses, property taxes, insurance and management fees, which calculation excludes Company expenses not specific to a hotel, such as corporate overhead. Because Hotel EBITDA is specific to individual hotels or groups of hotels and not to the Company as a whole, it is not directly comparable to any GAAP measure and should not be relied on as a measure of performance for our portfolio of hotels taken as a whole.

Supplemental Schedules

The Company has published supplemental earnings schedules in order to provide additional disclosure and financial information for the benefit of the Company’s stakeholders.  These can be found in the Investor Relations section and the “SEC Filings and Presentations” page of the Company’s website, www.hersha.com.

Contact:
Ashish Parikh, Chief Financial Officer

Peter Majeski, Manager of Investor Relations & Finance

Phone:  215-238-1046

510 Walnut Street 9th Floor | Philadelphia, PA  19106 | p. 215.238.1046 | f. 215.238.0157                           Page | 14